UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    Form 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)      March 5, 2001
                                                 ----------------------



                               Baltek Corporation
--------------------------------------------------------------------------------

             (Exact name of registrant as specified in its charter)
--------------------------------------------------------------------------------


 Delaware                              2-44764              13-2646117
--------------------------------------------------------------------------------
(State or other jurisdiction         (Commission         (IRS Employer
 of incorporation)                   File Number)        Identification No.)


 10 Fairway Court, Northvale, New Jersey                     06747
   (Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code         (201) 767-1400
                                                           --------------

(Former name or former address, if changed since last report)


Item 5.  Other Events and Regulation FD Disclosure.
         -----------------------------------------

         On March 5, 2001, Baltek Corporation (the "Company") entered into an agreement with the brothers Jacques, Jean, and Bernard Kohn, all stockholders of the Company. The agreement requires the Company to purchase, in five equal installments, the 332,194 shares of common stock held by Bernard Kohn. The purchases are subject to the determination by the Board of Directors that the Company has sufficient available capital. If the Company cannot consummate the purchase, or cause a third party to consummate the purchase, the installments are deferred. Purchase of the stock by a third party does not relieve the Company from its obligation for future purchases under the agreement.

         The Company completed the first purchase of 66,439 shares for approximately $505,000 in March, 2001. The purchase price of the shares for all installments is based on the average closing prices for the stock for the twenty-day period prior to the purchase date specified in the agreement. During the term of the agreement Jacques, Jean and Bernard Kohn have agreed to vote as a single unit the shares of the Company owned by them. The agreement also terminated an existing voting trust among the said stockholders.

         A copy of a press release of March 16, 2001 with respect to the event is annexed as Exhibit A.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                  BALTEK CORPORATION
                                  ------------------------------------
                                  (Registrant)





Date   March 19, 2001             (Signature)*
                                  /s/Ronald Tassello, Chief Financial Officer
                                  ------------------------------------------
                                  Ronald Tassello, Chief Financial Officer


*Print name and title of the signing officer under his signature

                              FOR IMMEDIATE RELEASE
CONTACTS:

Ronald Tassello               Donald C. Weinberger
BALTEK CORPORATION            Wolfe Axelrod Weinberger Associates, LLC
(201) 767-1400                (212) 370-4500

        BALTEK CORPORATION ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS

NORTHVALE, NEW JERSEY, MARCH 16, 2001 --- BALTEK CORPORATION (NASDAQ, NMS: BTEK) today announced financial results for the fourth quarter and full year ended December 31, 2000 (table follows).

Commenting on these results, Jacques Kohn, President, stated, " While sales for the year increased 4%, net income was relatively flat primarily due to fluctuation of foreign currencies (particularly those of our European subsidiaries), compared to the US dollar as well as a higher income tax provision. Seafood sales were lower primarily due to lower shrimp sales reflecting the continuation of the "White Spot" viral disease throughout South America. This was somewhat offset by improved sales of seafood products from our import business."

The company also announced that, on March 5, 2001, the company purchased 66,439 shares from an existing shareholder, Bernard Kohn, and entered into an agreement with Mr. Kohn to purchase his remaining 265,755 shares in four equal annual installments, beginning in January 2002, subject to various provisions and a determination by the board of directors that the company has sufficient capital. Bernhard Kohn and his brothers, Jean and Jacques Kohn, also agreed to vote, during the term of the agreement, as a single unit, the shares owned by them."


                   -----------------------------------------

BALTEK CORPORATION is a world class manufacturer and distributor of balsa wood products and other structural core materials, including PVC Foam and non-woven mat products. Baltek also produces farm-raised shrimp and imports various seafood products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995; Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to economic competitive, governmental and technological factors affecting the Company's operations, markets, products and prices, and other factors discussed in the Company's various filings with the Securities and Exchange Commission.

                                                               - Table Follows -

                       BALTEK CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                  (Dollars in Thousands, except per share data)


                                                  Year Ended December 31,

                                                  2000               1999

NET SALES                                    $  89,060          $  86,027

NET INCOME                                       2,882              2,816

EARNINGS PER COMMON SHARE                        $1.14              $1.12
                                                 =====              =====

Shares Outstanding                           2,523,261          2,523,261


                                            Fourth Quarter Ended December 31,

                                                  2000               1999

NET SALES                                      $21,711            $21,277

NET INCOME                                         658                671

EARNINGS PER COMMON SHARE                        $0.26              $0.27
                                                 =====              =====

Shares Outstanding                           2,523,261          2,523,261


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